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Exhibit 99.1

For Immediate Release

ABBOTT REPORTS 14.3 PERCENT SALES INCREASE IN
THE FOURTH QUARTER; 11.3 PERCENT INCREASE FOR 2003

— Fourth-Quarter Growth Driven by a 28 Percent Increase in U.S. Pharmaceuticals—

        ABBOTT PARK, Ill., Jan. 16, 2004—Abbott Laboratories today announced financial results for the fourth quarter ended Dec. 31, 2003.

  •
  Worldwide sales for the quarter were $5.531 billion, up 14.3 percent from $4.839 billion in the fourth quarter of 2002. Total sales were favorably impacted 4.4 percent due to the effect of exchange rates.

  •
  Excluding one-time charges in 2003 and 2002, Abbott's fourth-quarter net income increased 18.2 percent to $1.023 billion and diluted earnings per share increased 18.2 percent to $0.65—within the company's previous guidance of $0.64 to $0.66. For an explanation of one-time charges see the attached questions and answers section.

  •
  Fourth-quarter net income and diluted earnings per share under Generally Accepted Accounting Principles (GAAP) increased 50.6 percent to $944 million and 50.0 percent to $0.60, respectively.

  •
  U.S. pharmaceutical sales grew 27.8 percent in the quarter, driven by strong growth across a number of branded pharmaceutical products, including Biaxin®, TriCor® and Omnicef®. Worldwide HUMIRA® sales were $119 million in the fourth quarter, totaling $280 million for the year.

        "2003 was a year of many accomplishments for Abbott as we continued to reshape our businesses for longer-term growth," said Miles D. White, chairman and chief executive officer. "Our Pharmaceutical Products Group had another outstanding year, with the successful U.S. launch of HUMIRA, as well as strong double-digit growth from many of our major pharmaceutical products. In our Medical Products Group, we created a new operating model aligned with our strategy to focus on higher-growth, higher-margin products and businesses. We are especially pleased with the significant progress we have made implementing our quality initiatives and the positive results of the FDA's recent inspection of our Lake County diagnostics facility. The FDA assessment reflects the considerable effort of a large number of dedicated Abbott employees.

        "Moving into 2004, our top priorities will be the continued worldwide launch of HUMIRA, the launch of several new products in our U.S. immunoassay business and the successful spin-off of Hospira, which will be one of the largest manufacturers of hospital products in the United States."

The following is a summary of fourth-quarter 2003 sales for each of Abbott's major operating divisions.

Sales Summary— Quarter Ended 12/31/03	4Q03 ($ millions)	Percent Change vs. 4Q02	Impact of Exchange on Percent Change
Total Sales	$5,531	14.3	4.4
Total U.S. Sales	$3,327	12.5	—
Total International Sales (including direct exports from U.S.)	$2,204	17.1	11.3
U.S. Pharmaceutical Sales	$1,594	27.8	—
TAP Pharmaceutical Products Sales* (not consolidated in Abbott's sales)	$1,027	(7.7)	—
U.S. Hospital Products Sales	$822	1.5	—
Ross Products (U.S.) Sales	$539	7.4	—
Worldwide Diagnostics Sales	$806	7.5	8.2
U.S. Diagnostics	$246	(11.7)	—
International Diagnostics	$560	18.8	13.1
International Division Sales	$1,587	15.9	11.0
International Pharmaceuticals	$939	15.3	12.5
International Hospital Products	$242	16.6	11.3
International Nutritionals	$406	17.0	7.5

Note:    See complete "Consolidated Statement of Earnings" for more information.

* Sales for TAP Pharmaceutical Products Inc., Abbott's joint venture with Takeda Chemical Industries Ltd. of Osaka, Japan. While sales from the joint venture are not consolidated in Abbott's net sales, Abbott's portion of TAP's net income is included in a separate income line on the "Consolidated Statement of Earnings."

The following is a summary of 2003 sales for each of Abbott's major operating divisions.

Sales Summary— Year Ended 12/31/03	Year Ended 12/31/03 ($ millions)	Percent Change vs. 2002	Impact of Exchange on Percent Change
Total Sales	$19,681	11.3	3.5
Total U.S. Sales	$11,801	9.2	—
Total International Sales (including direct exports from U.S.)	$7,880	14.5	9.1
U.S. Pharmaceutical Sales	$5,220	22.3	—
TAP Pharmaceutical Products Sales* (not consolidated in Abbott's sales)	$3,980	(1.4)	—
U.S. Hospital Products Sales	$3,078	3.3	—
Ross Products (U.S.) Sales	$2,136	2.3	—
Worldwide Diagnostics Sales	$3,040	5.0	6.8
U.S. Diagnostics	$1,024	(12.0)	—
International Diagnostics	$2,016	16.3	11.4
International Division Sales	$5,685	12.9	8.5
International Pharmaceuticals	$3,394	13.8	10.2
International Hospital Products	$880	12.0	8.2
International Nutritionals	$1,411	11.3	4.7

Note:    See complete "Consolidated Statement of Earnings" for more information.

* Sales for TAP Pharmaceutical Products Inc., Abbott's joint venture with Takeda Chemical Industries Ltd. of Osaka, Japan. While sales from the joint venture are not consolidated in Abbott's net sales, Abbott's portion of TAP's net income is included in a separate income line on the "Consolidated Statement of Earnings."

The following is a summary of Abbott's fourth-quarter 2003 sales for selected products.

Quarter Ended 12/31/03	U.S. ($ millions)	Percent Change vs. 4Q02	Rest of World ($ millions)	Percent Change vs. 4Q02
Pharmaceutical Products Group
Depakote	$288	(2.7)	$11	15.9
Biaxin (clarithromycin)*	$225	21.4	$186	15.1[a]
Flomax	$194	15.0	$11	60.0
TriCor	$163	41.3	—	—
Synthroid	$153	132.8	$12	46.7
Kaletra	$105	17.1	$113	67.3[b]
Omnicef*	$109	74.7	—	—
HUMIRA	$95	n/m	$24	n/m
Mobic	$93	45.9	—	—
Leuprolide	—	—	$50	11.4[c]
Lansoprazole	—	—	$37	27.2[d]
Medical Products Group
Pediatric Nutritionals	$284	12.6	$142	18.5
Adult Nutritionals	$220	12.1	$162	13.3[e]
Vascular Devices	$53	54.2	—	—
Ultane/Sevorane	$78	26.5	$119	25.6[f]
MediSense Products	$50	(4.3)	$91	20.6[g]
TAP Pharmaceutical Products (not consolidated in Abbott's sales)
Prevacid	$828	(5.8)	—	—
Lupron	$200	(13.7)	—	—
*
Abbott's U.S. anti-infectives franchise, which includes Biaxin (clarithromycin) and Omnicef, grew 34.8 percent.
a
Without the positive impact of exchange of 12.9 percent, clarithromycin sales increased 2.2 percent internationally.
b
Without the positive impact of exchange of 17.2 percent, Kaletra sales increased 50.1 percent internationally.
c
Without the positive impact of exchange of 12.1 percent, leuprolide sales decreased 0.7 percent internationally.
d
Without the positive impact of exchange of 13.3 percent, lansoprazole sales increased 13.9 percent internationally.
e
Without the positive impact of exchange of 8.9 percent, adult nutritional sales increased 4.4 percent internationally.
f
Without the positive impact of exchange of 13.2 percent, Sevorane sales increased 12.4 percent internationally.
g
Without the positive impact of exchange of 13.6 percent, MediSense sales increased 7.0 percent internationally.

n/m = Percent change is not meaningful.

The following is a summary of Abbott's 2003 sales for selected products.

Year Ended 12/31/03	U.S. ($ millions)	Percent Change vs. 2002	Rest of World ($ millions)	Percent Change vs. 2002
Pharmaceutical Products Group
Depakote	$886	2.9	$41	12.3
Flomax	$689	24.7	$35	54.9
Synthroid	$565	15.5	$44	42.9
TriCor	$566	40.6	—	—
Biaxin (clarithromycin)*	$538	10.5	$683	11.0[a]
Kaletra	$383	20.6	$369	58.5[b]
Mobic	$320	40.0	—	—
HUMIRA	$246	n/m	$34	n/m
Omnicef*	$247	58.0	—	—
Leuprolide	—	—	$183	6.3[c]
Lansoprazole	—	—	$132	25.4
Medical Products Group
Pediatric Nutritionals	$1,093	9.0	$527	8.4
Adult Nutritionals	$809	(3.5)	$591	11.9[d]
Vascular Devices	$185	44.7	—	—
Ultane/Sevorane	$257	16.3	$417	20.6[e]
MediSense Products	$204	(0.4)	$337	16.8[f]
TAP Pharmaceutical Products (not consolidated in Abbott's sales)
Prevacid	$3,190	1.0	—	—
Lupron	$788	(10.1)	—	—
*
Abbott's U.S. anti-infectives franchise, which includes Biaxin (clarithromycin) and Omnicef, grew 22.0 percent.
a
Without the positive impact of exchange of 11.4 percent, clarithromycin sales decreased 0.4 percent internationally.
b
Without the positive impact of exchange of 16.4 percent, Kaletra sales increased 42.1 percent internationally.
c
Without the positive impact of exchange of 6.9 percent, leuprolide sales decreased 0.6 percent internationally.
d
Without the positive impact of exchange of 7.0 percent, adult nutritional sales increased 4.9 percent internationally.
e
Without the positive impact of exchange of 10.1 percent, Sevorane sales increased 10.5 percent internationally.
f
Without the positive impact of exchange of 12.4 percent, MediSense sales increased 4.4 percent internationally.

n/m = Percent change is not meaningful.

Business highlights

  •
  On Jan. 13, 2004, Abbott announced that it will acquire TheraSense, Inc., a leader in the development, manufacturing and marketing of blood glucose self-monitoring systems. The acquisition of TheraSense will broaden Abbott's current blood glucose product line and add critical mass in research and development and sales and marketing, as well as provide TheraSense products with greater international presence. TheraSense currently markets the FreeStyle Flash™ system, which is the world's smallest glucose meter.

  •
  Abbott announced in December that it would acquire all of the issued and outstanding stock of i-STAT, a leading manufacturer of point-of-care diagnostic systems for blood analysis. Abbott entered into a strategic alliance with i-STAT for point-of-care testing in 1998. This acquisition provides an excellent fit with Abbott's long-term strategy of expanding its capabilities in high-growth segments of the diagnostics market while targeting medical needs at the point-of-patient care.

  •
  On Dec. 18, 2003, Abbott's Lake County, Ill., diagnostic manufacturing operations were found to be in "substantial conformity" with the Quality System Regulation, as indicated in a determination letter from the U.S. Food and Drug Administration (FDA). Abbott is now able to begin the process of returning products and introducing new products to the market. This process is expected to begin shortly and continue on a rolling basis over 2004.

  •
  On Dec. 8, 2003, Abbott announced that its manufacturing partner, Axis-Shield, submitted a Premarket Notification 510(k) Application to the FDA seeking clearance of a B-type Natriuretic Peptide (BNP) test for Abbott's widely used AxSYM® automated immunoassay instrument system. BNP is a cardiac marker used in the diagnosis of heart failure.

  •
  Abbott recently completed enrollment in studies investigating an oral formulation of Zemplar® (paricalcitol injection) for the treatment of secondary hyperparathyroidism in predialysis chronic kidney disease patients. Scheduled for completion by early 2004, these global, multicenter trials are the largest studies ever conducted for the treatment of secondary hyperparathyroidism in predialysis chronic kidney disease patients. This timeline puts the company on track to file a New Drug Application with the FDA in mid-2004.

  •
  Abbott submitted a Veterinary Biological Product License Application to the U.S. Department of Agriculture regarding its test for bovine spongiform encephalopathy (BSE), commonly known as "mad cow disease." The test, currently approved for use in Europe and Japan, detects the presence of the abnormal proteins believed to cause BSE and can provide results within a few hours—much faster than the current testing methods. Through a marketing and distribution agreement with Ireland-based Enfer Scientific Ltd., Abbott has been selling the tests outside the United States since 2001.

Abbott issues earnings-per-share guidance for full-year and first-quarter 2004

        For the first time, Abbott is providing ongoing earnings-per-share guidance of $2.40 to $2.48 for the full-year 2004 and earnings-per-share guidance of $0.55 to $0.57 for the first-quarter 2004, both excluding one-time charges. (For specific assumptions related to the company's 2004 earnings guidance, please see the attached questions and answers section.)

        Abbott expects one-time charges in 2004 related to the spin-off of its core hospital products business, as well as in-process research and development and integration costs associated with the recently announced acquisitions of i-STAT and TheraSense. The impact of these charges is estimated to be approximately $0.20 per share for the full-year 2004 and approximately $0.05 per share in the first-quarter 2004. In accordance with Securities and Exchange Commission (SEC) Regulation G, Abbott notes that, including these charges, projected earnings per share under GAAP for 2004 would be $2.20 to $2.28 and $0.50 to $0.52 for the first-quarter 2004.

        This guidance assumes a full year of net income from the business components that will be separated into the new hospital products company, Hospira. The company expects to complete the spin-off of Hospira in the first half of 2004. After the spin-off, the historical results of Hospira through the date of the separation will be reflected in Abbott's financial statements as "Discontinued Operations," and Abbott will adjust its 2004 consolidated earnings guidance at that time to reflect the shift of a portion of future earnings to the new company.

Hospira Form 10 filed; Abbott receives positive Internal Revenue Service (IRS) ruling regarding tax-free distribution of stock

        On Dec. 22, 2003, the Form 10 was filed with the SEC regarding the spin-off of Hospira. Abbott also received a ruling from the IRS, stating that for U.S. federal income tax purposes, the distribution of Hospira common stock qualifies as a tax-free distribution. The ruling provides that holders of Abbott common stock will not recognize a gain or loss upon the spin-off of Hospira, except in connection with cash received in lieu of fractional shares. The actual number of Hospira shares outstanding will not be known until after the distribution date when the actual number of shares distributed is determined.

Abbott declares quarterly dividend

        On Dec. 12, 2003, the board of directors of Abbott declared the company's quarterly common dividend of 24.5 cents per share. The cash dividend is payable Feb. 15, 2004, to shareholders of record at the close of business on Jan. 15, 2004. This marks the 320th consecutive dividend paid by Abbott since 1924.

        Abbott Laboratories is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals, nutritionals and medical products, including devices and diagnostics. The company employs more than 70,000 people and markets its products in more than 130 countries.

        Abbott's news releases and other information are available on the company's Web site at www.abbott.com. Abbott will webcast its live fourth-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 9 a.m. Central time today. An archived edition of the call will be available after noon Central time.

Private Securities Litigation Reform Act of 1995—
A Caution Concerning Forward-Looking Statements

        Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott's operations are discussed in the attached questions and answers section and in Exhibit 99.1 of our Securities and Exchange Commission Form 10-Q for the period ended Sept. 30, 2003, and are incorporated by reference. Forward-looking statements in this press release should also be evaluated together with the disclosure regarding Hospira contained in the Risk Factors section of Hospira's Form 10 Registration Statement filed on Dec. 22, 2003. Abbott and Hospira undertake no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Media Contacts:	Financial Analyst Contacts:
Melissa Brotz (847) 935-3456	John Thomas (847) 938-2655
Jonathon Hamilton (847) 935-8646	Larry Peepo (847) 935-6722
Christy Wistar (847) 938-4475

Abbott Laboratories and Subsidiaries
Consolidated Statement of Earnings
Fourth Quarter Ended December 31, 2003 and 2002
(unaudited)

	2003	2002	Percent Change
Net Sales	$5,530,582,000	$4,839,249,000	14.3
Cost of products sold	2,658,013,000	2,376,093,000	11.9
Research & development	485,693,000	432,494,000	12.3
Selling, general & administrative	1,281,014,000	1,141,864,000	12.2
Total Operating Cost and Expenses	4,424,720,000	3,950,451,000	12.0
Operating earnings	1,105,862,000	888,798,000	24.4
Net interest expense	34,225,000	47,356,000	(27.7)
Net foreign exchange loss	5,465,000	2,634,000	n/m
(Income) from TAP Pharmaceutical Products Inc. joint venture	(173,499,000)	(159,474,000)	8.8
Other (income)/expense, net	(2,949,000)	194,533,000	n/m
Earnings Before Taxes	1,242,620,000	803,749,000	54.6
Taxes on earnings	298,228,000	176,642,000	68.8
Net Earnings	$944,392,000	$627,107,000	50.6
Net Earnings Excluding One-Time Charges, as described below(1)	$1,023,006,000	$865,620,000	18.2
Diluted Earnings Per Common Share	$0.60	$0.40	50.0
Diluted Earnings Per Common Share Excluding One-Time Charges, as described below(1)	$0.65	$0.55	18.2
Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options	1,574,575,000	1,571,469,000

(1)	2003 Net Earnings Excluding One-Time Charges excludes after-tax charges of $67 million or $0.04 per share related to asset impairments and related costs and $12 million or $0.01 per share related to the announced spin-off of Hospira and integration charges for 2003 acquisitions. (See Q&A Answer 5.)
2002 Net Earnings Excluding One-Time Charges excludes after-tax charges of $131 million or $0.08 per share related to restructuring charges and $108 million, or a $0.07 per share non-cash charge related to a decline in the value of certain equity investments. (See Q&A Answer 5.)
NOTE:	See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.
n/m =	Percent change is not meaningful.

Abbott Laboratories and Subsidiaries
Consolidated Statement of Earnings
Year Ended December 31, 2003 and 2002
(unaudited)

	2003	2002	Percent Change
Net Sales	$19,680,561,000	$17,684,663,000	11.3
Cost of products sold	9,473,416,000	8,506,254,000	11.4
Research & development	1,733,472,000	1,561,792,000	11.0
Acquired in-process R&D	100,240,000	107,700,000	(6.9)
Selling, general & administrative	5,050,901,000	3,978,776,000	26.9
Total Operating Cost and Expenses	16,358,029,000	14,154,522,000	15.6
Operating earnings	3,322,532,000	3,530,141,000	(5.9)
Net interest expense	146,123,000	205,220,000	(28.8)
Net foreign exchange loss	55,298,000	74,626,000	(25.9)
(Income) from TAP Pharmaceutical Products Inc. joint venture	(580,950,000)	(666,773,000)	(12.9)
Other (income)/expense, net	(32,356,000)	243,655,000	n/m
Earnings Before Taxes	3,734,417,000	3,673,413,000	1.7
Taxes on earnings	981,184,000	879,710,000	11.5
Net Earnings	$2,753,233,000	$2,793,703,000	(1.4)
Net Earnings Excluding One-Time Charges, as described below(1)	$3,479,050,000	$3,242,511,000	7.3
Diluted Earnings Per Common Share	$1.75	$1.78	(1.7)
Diluted Earnings Per Common Share Excluding One-Time Charges, as described below(1)	$2.21	$2.06	7.3
Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options	1,571,869,000	1,573,293,000

(1)	2003 Net Earnings Excluding One-Time Charges excludes after-tax charges of $98 million or $0.06 per share for in-process R&D related to acquisitions; $536 million or $0.34 per share for the Ross settlement; $8 million or $0.01 per share for integration charges related to 2003 acquisitions; $17 million or $0.01 per share for charges related to the announced spin-off of Hospira; and $67 million or $0.04 per share related to an impairment of assets and related costs.
2002 Net Earnings Excluding One-Time Charges excludes after-tax charges of $82 million or $0.05 per share for acquired in-process R&D related to 2002 acquisitions; $97 million or $0.06 per share for one-time charges related to the Good Manufacturing Practices compliance enhancements in the diagnostics division; $139 million or $0.09 per share for impairments of certain equity investments and $131 million or $0.08 per share related to restructuring charges.
NOTE:	See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.
n/m =	Percent change is not meaningful.

Questions & Answers

Abbott's fourth-quarter 2003 results

Q1)
What impacted Pharmaceutical Products Group sales for the fourth quarter?

A1)
Strong sales in the Pharmaceutical Products Group were driven by robust U.S. pharmaceutical sales, which grew nearly 28 percent during the quarter. U.S. sales were led by double-digit growth in Flomax, TriCor, Biaxin, Mobic and Omnicef. Synthroid sales in the quarter were also strong, with the large percentage growth resulting from a favorable comparison to the prior year when wholesalers were adjusting inventory levels following approval of the New Drug Application for Synthroid in 2002. In addition, the U.S. anti-infectives franchise grew more than 34 percent this quarter, driven by strength in Biaxin and Omnicef.

  Sales from Abbott's international division grew 15.9 percent during the quarter, including an 11.0 percent favorable impact from exchange. Pharmaceuticals led this growth (up 15.3 percent), favorably impacted by sales of clarithromycin and the international HUMIRA launch. In Abbott International's hospital and nutritionals segments, Sevorane (sevoflurane), pediatric/adult nutritionals and Synagis all experienced solid growth.

Q2)
How did HUMIRA perform in the fourth quarter, and what is the outlook for 2004?

A2)
The worldwide launch of HUMIRA continues to proceed well, with the product now approved for sale in 37 countries. Worldwide HUMIRA sales this quarter were $119 million, with full-year sales in 2003 of $280 million.

  Based on the positive performance of HUMIRA in 2003, the company is raising its 2004 worldwide sales expectations for HUMIRA to more than $700 million.

Q3)
What impacted Medical Products Group sales for the fourth quarter?

A3)
Sales growth in the Medical Products Group was driven by double-digit growth in U.S. sales of adult and pediatric nutritionals and Ultane (sevoflurane). Global sales of MediSense blood glucose monitoring products grew double digits supported by favorable foreign exchange rates. Growth in these businesses was partially offset by a sales decline in the U.S. immunochemistry business, as previously forecasted.

  In the U.S. hospital products business, sales were up 1.5 percent, with strong growth in anesthesia sales offset by a difficult comparison to the fourth quarter of 2002, when Abbokinase sales were exceptionally strong due to wholesaler stocking in preparation for the product's launch.

  In the U.S. nutritionals business, double-digit sales growth in adult nutritionals was primarily driven by increased sales of Ensure, which began shipping in a new, break-resistant and reclosable bottle earlier this year. ZonePerfect, acquired in August 2003, also contributed to sales growth. The growth in pediatric nutritionals continues to be driven by increased penetration of Similac Advance, as well as incremental retail sales in California related to Ross' award of the Special Supplemental Nutrition Program for Women, Infants and Children—better known as the WIC Program.

  In Abbott's global diagnostics business, international sales increased more than 18 percent, including a 13.1 percent benefit from exchange. U.S. diagnostic sales declined, as previously forecasted. The global MediSense business grew double-digits, supported by an 8.0 percent benefit from exchange.

Q4)
What impacted the increase in Non-Segment Sales in the quarter?

A4)
As previously announced, Abbott sold the U.S. product rights to Rythmol and Rythmol SR, two cardiovascular products that did not fit strategically with the U.S. pharmaceutical portfolio. The sale resulted in a pretax gain of approximately $70 million in the fourth quarter, reported in "Non-Segment" Sales. A portion of the gain was used to fund a $35 million additional contribution to Abbott's philanthropic organization and to support increased investment in R&D and SG&A, both of which grew double digits. (See Q&A Answer 7 for additional detail.) As a reminder, sales of product rights for approved products are recognized as sales in accordance with our revenue recognition policy.

Q5)
How did one-time charges impact quarterly comparisons?

A5)
One-time charges impacted the fourth quarter as follows (dollars in millions, except earnings-per-share data):

	4Q03			4Q02
	Earnings			Earnings

		After Tax			After Tax
	Pretax		EPS	Pretax		EPS
As reported under GAAP	$1,243	$944	$0.60	$804	$627	$0.40
Add back one-time charges:
Impairment of assets & related costs	$88	$67	$0.04	—	—	—
Spin-off & integration related costs	$15	$12	$0.01	—	—	—
Restructuring costs	—	—	—	$174	$131	$0.08
Equity impairments	—	—	—	$169	$108	$0.07
Excluding one-time charges	$1,346	$1,023	$0.65	$1,147	$866	$0.55

    Pretax impact of the one-time charges by Consolidated Statement of Earnings line item is as follows
    (dollars in millions):

	4Q03			4Q02
	Cost of Products Sold	SG&A	Total	Cost of Products Sold	R&D	SG&A	Other (Income)/ Expense, Net	Total
Impairment of assets & related costs	$88	—	$88	—	—	—	—	—
Spin-off & integration related costs	—	$15	$15	—	—	—	—	—
Restructuring costs	—	—	—	$83	$5	$86	—	$174
Equity impairments	—	—	—	—	—	—	$169	$169

    Fourth-quarter 2003 results were impacted by one-time charges related to the planned spin-off of Hospira as previously forecasted. In addition, the company recorded a one-time charge for an impairment of assets (non-cash charge) and related other expenses as a result of a lower sales forecast for Abbokinase.

    Results from the fourth quarter of 2002 were impacted by a one-time charge related to restructurings and a non-cash charge related to a decline in the value of certain equity investments.

Q6)
How did the gross margin ratio compare with the fourth quarter of 2002?

A6)
Gross margin improved in the fourth quarter:

	4Q03		4Q02
	Cost of Products Sold	Gross Margin %	Cost of Products Sold	Gross Margin %
As reported under GAAP	$2,658	51.9%	$2,376	50.9%
Impairment of assets & related costs	$(88)	1.6%	—	—
Restructuring costs	—	—	($83)	1.7%
Excluding one-time charges	$2,570	53.5%	$2,293	52.6%

    The improvement in the gross margin ratio was due to improved sales mix, reflecting a relatively higher sales contribution from the pharmaceutical business.

Q7)
What drove the significant increases in R&D and SG&A in the quarter?

A7)
R&D investment this quarter increased more than 12 percent to support key pipeline programs, including the follow-on indications for HUMIRA and other clinical programs in pharmaceuticals and vascular devices.

  Fourth-quarter SG&A increased more than 12 percent (19.9 percent excluding one-time charges from both periods) from the fourth quarter of 2002, driven by continued investment in the launch of HUMIRA, promotional spending on other marketed products and the additional contribution to Abbott's philanthropic organization (as discussed in Q&A Answer 4 above.)

Q8)
Why did Net Interest Expense decline from the prior year?

A8)
Lower interest rates and a lower level of debt compared to the prior year reduced Net Interest Expense.

Q9)
How did the TAP joint venture perform during the quarter?

A9)
TAP sales this quarter were $1.027 billion, down 7.7 percent from 2002 due to a decline in sales for both Prevacid and Lupron. Prevacid prescriptions in the quarter were impacted by a slowdown in market growth for promoted proton pump inhibitors (PPIs). Prevacid remained the PPI market leader with market share of more than 29 percent. Lupron sales declined this quarter as increased competition in the urology segment has led to pricing pressures. TAP has had to make adjustments in Lupron's price due to the entry of a new competitive product earlier last year, which was initially priced lower than Lupron. TAP continues to promote the significant patient advantages and safety profile of Lupron to physicians.

  The income recorded on the Income from TAP Joint Venture line of the Consolidated Statement of Earnings increased over the prior year due to lower spending levels.

Abbott's 2004 guidance

Q10)
What is your guidance for ongoing earnings per share for the full-year and first-quarter 2004, and what key assumptions are impacting year-over-year comparisons?

A10)
For the first time, Abbott is providing ongoing earnings-per-share guidance of $2.40 to $2.48 for the full-year 2004 and $0.55 to $0.57 for the first-quarter 2004, which excludes one-time charges. The following key assumptions are reflected in this guidance:

  Post-retirement expense.  Under the accounting rules, Abbott, as well as other companies, is required to compute 2004 accounting expense using the current "benchmark" interest rate for determining post-retirement benefit obligations. This benchmark is down significantly from 2003, which will increase accounting expense for the pension and retiree medical plans in 2004. This negatively impacts year-over-year earnings-per-share comparisons by approximately $0.03 per share.

  Tax rate.  We are forecasting an increase in the estimated tax rate for ongoing operations from 24.0 percent in 2003 to 24.5 percent in 2004. This increase is due to a lower percentage of income contribution from TAP relative to Abbott's total earnings (income from the TAP joint venture is tax effected at a lower rate), and a change in income mix by taxing jurisdiction. This tax rate does not contemplate any changes to the U.S. tax laws, which are currently under discussion in Congress.

  TheraSense.  We have previously announced our intentions to acquire TheraSense. Excluding one-time charges, the acquisition of TheraSense will result in an approximate $0.01 reduction in ongoing earnings per share in 2004. This impact is reflected in our ongoing earnings-per-share-guidance for 2004.

Q11)
Is the future Hospira business reflected in your 2004 guidance?

A11)
Our 2004 guidance assumes a full year of net income from the business components that will be separated into the new hospital products company, Hospira. The company expects to complete the spin-off of Hospira in the first half of 2004. After the spin-off, the historical results of Hospira through the date of the separation will be reflected in Abbott's financial statements as "Discontinued Operations," and Abbott will adjust its 2004 consolidated earnings guidance at that time to reflect the shift of a portion of future earnings to the new company.

Q12)
What are your assumptions regarding generic competition in your 2004 guidance?

A12)
Abbott is currently in litigation with generic pharmaceutical companies that have filed for approval of a generic TriCor tablet. Our position is that these products infringe on the TriCor patents, and we intend to defend our intellectual property. We believe that it is unlikely that a generic TriCor tablet will come to market in 2004. Accordingly, our 2004 guidance assumes no generic competition for TriCor.

  Synthroid has no patent protection and is potentially subject to generic competition. Abbott filed a Citizen's Petition in August 2003, at the request of the FDA. The petition highlights Abbott's concerns regarding the current criteria for assessing bioequivalency of oral levothyroxine sodium products, which includes Synthroid. The FDA is reviewing our petition, the outcome of which we cannot predict. As a result, we have projected

  Synthroid sales at roughly 2003 levels. Approval of an AB-rated generic entrant would have a negative impact on sales, gross margin and earnings per share.

Q13)
What one-time charges are you expecting in 2004?

A13)
Abbott expects one-time charges in 2004 related to the spin-off of its core hospital products business, as well as in-process research and development and integration costs associated with the recently announced acquisitions of i-STAT and TheraSense. The impact of these charges is estimated to be approximately $0.20 per share for the full-year 2004 and approximately $0.05 per share in the first-quarter 2004. In accordance with SEC Regulation G, Abbott notes that, including these charges, projected earnings-per-share under GAAP for 2004 would be $2.20 to $2.28 and $0.50 to $0.52 for the first-quarter 2004.

Impact from planned spin-off of Hospira

Q14)
What is the estimated 2004 earnings-per-share contribution from the businesses that will be spun off as Hospira?

A14)
The full-year 2004 ongoing earnings-per-share contribution to Abbott from the business components that will comprise Hospira is estimated to be approximately $0.16 to $0.18. As a reminder, Hospira will consist of the Hospital Products Division's core hospital products businesses and related international businesses. Abbott expects to complete the spin-off of Hospira in the first half of 2004. The actual earnings-per-share contribution to Abbott from these businesses will be determined based upon their performance from Jan. 1, 2004, through the date of the spin-off.

  After the spin-off, the historical results of Hospira through the date of the separation will be reflected in Abbott's financial statements as "Discontinued Operations," and Abbott will adjust its 2004 consolidated earnings guidance at that time to reflect the shift of a portion of future earnings to the new company. The future Hospira management team will be providing further details on its outlook prior to the spin-off date.

2004 business segment reporting

Q15)
How will the planned spin-off of Hospira, and other organizational changes at Abbott, impact business segment financial reporting during 2004?

A15)
Starting in the first quarter of 2004, Abbott will revise its business segment reporting to reflect organizational changes effective Jan. 1, 2004. These are:

1.
Hospital Products Division. Most of this division, as defined in 2003, will ultimately be spun off as the major operating component of Hospira, with the remainder moving to other business segments as discussed below. Prior to the spin-off, only the domestic core hospital businesses that will be spun off to Hospira will be reported in the Hospital Products Division segment in 2004.

2.
Pharmaceutical Products Division. In 2004, this division will include the domestic sales of proprietary pharmaceuticals that were part of the Hospital Products Division in 2003. These include proprietary hospital pharmaceuticals, such as the anesthesia agent, Ultane, neuromuscular blockers and pain management products, as well as the vitamin D therapy, Zemplar.

3.
Abbott International Division. The product lines of the core international hospital business will continue to be reported as part of Abbott International prior to the spin-off. We plan to continue to report sales for Abbott International by the pharmaceutical and nutritionals components post-spin-off. Note that in 2004 the pharmaceutical component will include the hospital pharmaceuticals that were included in the hospital component in 2003. The nutritionals component of the international division remains unchanged.

4.
Segments within the Medical Products Group. The U.S. nutritionals business will continue to be reported as a separate segment. Abbott will retain, as part of the Medical Products Group, Abbott Vascular Devices and the recently acquired Spinal Concepts. Both of these businesses were previously part of the Hospital Products Division. For segment reporting purposes, these businesses will be included in the "Other" (non-segment) category. We plan to continue to include Immunoassay, MediSense and Molecular Diagnostics, as well as the anticipated acquisitions of i-STAT and TheraSense, in the diagnostics segment.

  At a later date, Abbott will provide investors with revised quarterly historical segment data to reflect these changes.

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QuickLinks

  Exhibit 99.1
ABBOTT REPORTS 14.3 PERCENT SALES INCREASE IN THE FOURTH QUARTER; 11.3 PERCENT INCREASE FOR 2003 — Fourth-Quarter Growth Driven by a 28 Percent Increase in U.S. Pharmaceuticals—
Private Securities Litigation Reform Act of 1995— A Caution Concerning Forward-Looking Statements
Abbott Laboratories and Subsidiaries Consolidated Statement of Earnings Fourth Quarter Ended December 31, 2003 and 2002 (unaudited)
Abbott Laboratories and Subsidiaries Consolidated Statement of Earnings Year Ended December 31, 2003 and 2002 (unaudited)
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